UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 12, 2008
Penwest Pharmaceuticals Co.
(Exact Name of Registrant as Specified in Charter)

Washington	000-23467	91-1513032
(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

39 Old Ridgebury Road, Suite 11
Danbury, Connecticut	06810-5120
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (877) 736-9378
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)
     Effective November 12, 2008, Penwest Pharmaceuticals Co. (the “Company”) entered into new executive retention agreements with each of the Company’s executive officers. These retention agreements replace the Company’s existing retention agreements with its executive officers that were scheduled to expire on December 31, 2008.
     The retention agreements entered into with each executive officer provide that, if, within 12 months following a change in control of the Company, the executive’s employment is terminated by the Company (other than for cause, death or disability) or by the executive for good reason, as such terms are defined in the retention agreements:
•	the Company will pay the executive an amount equal to either 200% (in the case of the chief executive officer) or 150% (in the case of the other executive officers) of the highest annual base salary and highest annual bonus of the executive during the period of the executive’s employment with the Company, such amount to be paid over a period of 24 months (in the case of the chief executive officer) and over a period of 18 months (in the case of the other executive officers) (such period, the “Payment Period”);

•	the Company will, during the Payment Period, continue to provide benefits to the executive and his or her family at least equal to those that would have been provided had the executive’s employment not been terminated; provided that the Company’s obligation to provide these benefits will terminate when and if the executive subsequently receives the same type of benefits from a new employer; and

•	the vesting of all stock options and restricted stock held by the executive will be accelerated in full, to the extent not already vested, and all shares of stock underlying stock options and all shares of restricted stock will be free of any right of repurchase by the Company.
     The retention agreements terminate if a change in control of the Company does not occur prior to December 31, 2011.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENWEST PHARMACEUTICALS CO.
Date: November 17, 2008	By:	/s/ Benjamin L. Palleiko
Benjamin L. Palleiko
Senior Vice President, Corporate Development and Chief Financial Officer